Exhibit (a)(5)(M)

Carlyle and SK Capital Partners Announce Expiration of bluebird bio Tender Offer

All conditions of the Offer have been satisfied and the parties expect to consummate the acquisition on June 2, 2025

WASHINGTON, DC and NEW YORK, NY—May 30, 2025—Carlyle (NASDAQ: CG) (“Carlyle”), SK Capital Partners, LP (“SK Capital”) and Beacon Parent Holdings, L.P. (“Parent”) today announced that the tender offer commenced on March 7, 2025 to acquire all of the outstanding common stock of bluebird bio, Inc. (NASDAQ: BLUE) (“bluebird”) for either (x) $3.00 per share in cash and a contingent value right per share, entitling the holder to a payment of $6.84 in cash per contingent value right (“CVR”) if bluebird’s current product portfolio achieves $600 million in net sales in any trailing 12-month period prior to or ending on December 31, 2027 or (y) $5.00 per share in cash (the “Offer”), expired as scheduled at one minute after 11:59 p.m. New York City time on May 29, 2025 (the “Expiration Time”) and was not extended.

Equiniti Trust Company, LLC, the depositary for the Offer, has advised Beacon Merger Sub, Inc. (“Merger Sub”) that as of the Expiration Time, a total of 5,868,196 shares, representing approximately 59.8% of the outstanding shares of common stock of bluebird, were validly tendered and not validly withdrawn. Accordingly, all of the conditions to the Offer have been satisfied, and Merger Sub has accepted for payment, and will as promptly as practicable pay for, all shares validly tendered and not properly withdrawn in the Offer.

The parties expect to consummate the acquisition on June 2, 2025 through a merger of Merger Sub with and into bluebird in accordance with Section 251(h) of the General Corporation Law of the State of Delaware without a vote of bluebird stockholders, in accordance with, and subject to the terms of, the Agreement and Plan of Merger, dated as of February 21, 2025 (as amended from time to time, the “Merger Agreement”), by and among bluebird, Parent and Merger Sub.

About bluebird bio, Inc.

Founded in 2010, bluebird has been setting the standard for gene therapy for more than a decade—first as a scientific pioneer and now as a commercial leader. bluebird has an unrivaled track record in bringing the promise of gene therapy out of clinical studies and into the real-world setting, having secured FDA approvals for three therapies in under two years. Today, we are proving and scaling the commercial model for gene therapy and delivering innovative solutions for access to patients, providers, and payers.

With a dedicated focus on severe genetic diseases, bluebird has the largest and deepest ex-vivo gene therapy data set in the field, with industry-leading programs for sickle cell disease, ß-thalassemia, and cerebral adrenoleukodystrophy. We custom design each of our therapies to address the underlying cause of disease and have developed in-depth and effective analytical methods to understand the safety of our lentiviral vector technologies and drive the field of gene therapy forward.

bluebird continues to forge new paths as a standalone commercial gene therapy company, combining our real-world experience with a deep commitment to patient communities and a people-centric culture that attracts and grows a diverse flock of dedicated birds.

About Carlyle

Carlyle (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across its business and conducts its operations through three business segments: Global Private Equity, Global Credit and Carlyle AlpInvest. With $453 billion of assets under management as of March 31, 2025, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which we live and invest. Carlyle employs more than 2,300 people in 29 offices across four continents. Further information is available at www.carlyle.com. Follow Carlyle on X @OneCarlyle and LinkedIn at The Carlyle Group.

About SK Capital

SK Capital is a transformational private investment firm with a disciplined focus on the life sciences, specialty materials, and ingredients sectors. The firm seeks to build resilient, sustainable, and growing businesses that create substantial long-term value. SK Capital aims to utilize its industry, operating, and investment experience to identify opportunities to transform businesses into higher performing organizations with improved strategic positioning, growth, and profitability, as well as lower operating risk. SK Capital’s portfolio of businesses generates revenues of approximately $12 billion annually, employs more than 25,000 people globally, and operates more than 200 plants in over 30 countries. The firm currently has approximately $9 billion in assets under management. For more information, please visit www.skcapitalpartners.com.

Forward Looking Statements

The statements included in this press release that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: statements regarding beliefs about the potential benefits of the transaction contemplated by the Merger Agreement; statements regarding bluebird’s future results of operations and financial position; bluebird’s expectations with respect to the commercialization of its products, including without limitation, patient demand, the timing and amount of revenue recognition; and bluebird’s ability to establish favorable coverage for its therapies. Risks and uncertainties that could cause results to differ from expectations include: risks that the milestone related to the contingent value right is not achieved; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; risks related to diverting management’s attention from bluebird’s ongoing business operations; the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; delays and challenges in bluebird’s commercialization and manufacturing of its products, including challenges in manufacturing vector for ZYNTEGLO and SKYSONA to meet current demand; the internal and external costs required for bluebird’s ongoing and planned activities, and the resulting impact on expense and use of cash, has been, and may in the future be, higher than expected, which has caused bluebird, and may in the future cause bluebird, to use cash more quickly than it expects or change or curtail some of its plans or both; substantial doubt exists regarding bluebird’s ability to continue as a going concern; bluebird’s expectations as to expenses, cash usage and cash needs may prove not to be correct for other reasons such as changes in plans or actual events being different than bluebird’s assumptions; the risk that additional funding may not be available on acceptable terms, or at all; risks related to bluebird’s loan agreement, including the risk that operating restrictions could adversely affect bluebird’s ability to conduct its business, the risk that bluebird will not achieve milestones required to access future tranches under the agreement, and the risk that bluebird will fail to comply with covenants under the agreement, including with respect to required cash and revenue levels, which could result in an event of default; the risk that the efficacy and safety results from bluebird’s prior and ongoing clinical trials will not continue or be seen in the commercial context; the risk that the QTCs experience delays in their ability to enroll or treat patients; the risk that bluebird experiences delays in establishing operational readiness across its supply chain; the risk that there is not sufficient patient demand or payer reimbursement to support continued commercialization of bluebird’s therapies; the risk of insertional oncogenic or other safety events associated with lentiviral vector, drug product, or myeloablation, including the risk of hematologic malignancy; the risk that bluebird’s products, including LYFGENIA, will not be successfully commercialized; and other risks and uncertainties pertaining to bluebird’s business, including the risks and uncertainties detailed in bluebird’s prior filings with the SEC, including under the heading “Risk Factors” in bluebird’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent Quarterly Reports on Form 10-Q filed with the SEC.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and we undertake no obligation to revise or update these statements to reflect events or circumstances after the date hereof, except as required by law.

Investors & Media Contacts

Bluebird

Investors:

Courtney O’Leary

(978) 621-7347

coleary@bluebirdbio.com

Media:

Jess Rowlands

(857) 299-6103

jess.rowlands@bluebirdbio.com

Carlyle

Media:

Brittany Berliner

(212) 813-4839

brittany.berliner@carlyle.com

SK Capital

Ben Dillon

(646) 278-1353

bdillon@skcapitalpartners.com